Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kevin Kaastra

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp Reports Third Quarter 2010 Earnings and Announces Quarterly Cash Dividend

Fremont, Michigan, Nov. 8, 2010 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-exclusive property and casualty insurance carrier, today announced financial results for the third quarter and nine months ended Sept. 30, 2010. The Company reported revenues of $17.0 million for the quarter, an increase of 18.9% from the third quarter of 2009, reflecting strength in net premiums earned from its product offerings, as well as a significant increase in realized gains on investments during the quarter.

Fremont also announced that its Board of Directors declared a regular quarterly cash dividend of $0.04 per share on the Company’s common stock, payable on Dec. 30, 2010 to shareholders of record on Dec. 16, 2010.

Highlights for the quarter and nine months:

•	Net income of $0.55 per diluted share for the quarter, down from $0.82 last year, driven by underwriting loss offset by investment income and realized gains

•	Combined ratio of 103.4% for the quarter, up from 89.8% in the third quarter 2009, resulting from higher loss and loss adjustment expense (LAE) ratio across all business lines

•	Net income of $1.21 per diluted share for the 2010 nine months, down from $1.31 last year, driven by higher underwriting losses and softer investment income partially offset by realized gains

•	Combined ratio of 102.8% for the 2010 nine months, up from 97.4% for first nine months of 2009

•	Book value per share increased to $27.77, up from $26.33 as of Dec. 31, 2009

“The third quarter marked a continuation of soft market conditions, dominated by increased price competition,” said Richard E. Dunning, President and CEO. “Despite the current soft market, we remain committed to our disciplined underwriting philosophy of only accepting risks which we feel are appropriately priced. In this more competitive market, we managed to grow direct premiums written across all major lines, thanks to the strong partnerships we have cultivated with our agents and our focused efforts to provide competitive products and pricing within our target markets.”

Net income for the quarter ended Sept. 30, 2010 was $1.0 million, or $0.55 per diluted share, compared to $1.5 million, or $0.82 per diluted share, in the 2009 quarter. Fremont generated direct premiums written of $20.3 million during the quarter, compared to $18.0 million in the 2009 quarter, an increase of 13.0%. Growth in direct premiums written was driven by growth in the personal segment, which increased by $1.9 million, or 14.4%, and the commercial segment, which increased by $347,000, or 14.0%.

For the first nine months of 2010, net income was $2.2 million, or $1.21 per diluted share, compared with net income of $2.3 million, or $1.31 per diluted share, in the first nine months of 2009. Revenues for the first nine months grew 14.7%, to $47.9 million, from $41.8 million in the year-ago period. For the first nine months of the year, Fremont generated direct premiums written of $56.6 million, compared to $49.7 million in 2009, an increase of 14.0%.

Kevin G. Kaastra, Vice President of Finance, added: “The increase in our third quarter combined ratio to 103.4%, compared with 89.8% last year, was driven by an increase in the loss and LAE ratio to 72.8% in the quarter, up from 58.6% a year ago. The resulting underwriting loss and its impact on our bottom line results were mitigated by a significant increase in realized gains on investments, though we still reported lower profits for the quarter.”

Consolidated Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(Unaudited)	2010	2009	%	2010	2009	%
Consolidated revenues	$17,013,079	$14,310,809	18.9%	$47,949,376	$41,804,308	14.7%
Net income	$997,543	$1,467,885	-32.0%	$2,187,311	$2,330,700	-6.2%
Weighted average shares outstanding	1,769,119	1,746,202		1,760,992	1,749,718
Basic earnings per share	$0.56	$0.84	-33.3%	$1.24	$1.33	-6.8%
Diluted earnings per share	$0.55	$0.82	-32.9%	$1.21	$1.31	-7.6%
Direct premiums written	$20,313,328	$17,979,342	13.0%	$56,646,898	$49,698,844	14.0%
Loss and LAE ratio	72.8%	58.6%		69.8%	65.5%
Expense ratio	30.6%	31.2%		33.0%	31.9%
Combined ratio	103.4%	89.8%		102.8%	97.4%
Net investment income	$388,147	$533,649	-27.3%	$1,242,297	$1,473,814	-15.7%
Realized investment gains	$1,404,816	$51,974	2602.9%	$2,626,824	$263,468	897.0%
Operating (loss) income (1)	$36,480	$2,080,223	-98.2%	$476,573	$2,997,078	-84.1%
Operating (loss) income per share (1)	$0.02	$1.19	-98.3%	$0.27	$1.71	-84.2%
Cash dividends declared per share	$0.04	$0.03	33.3%	$0.12	$0.09	33.3%
Book value per share	$27.77	$25.54	8.7%	$27.77	$25.54	8.7%

(1)	Operating (loss) income is a non-GAAP financial measure defined as pre-tax income excluding net realized gains (losses) on investments.

In the third quarter of 2010, direct premiums written increased 13.0% over the prior year quarter, as personal and commercial lines showed solid gains, along with much smaller gains in farm and marine premiums. Direct premiums written for the personal segment increased 14.4%, with personal auto up 23.5% and homeowners up 7.2%. New business for personal auto increased 39.6%, while renewals were up 20.5%. Homeowner new business premiums were up 19.9%, with renewal premiums up 5.5%. Fremont said it implemented an overall 9.6% rate change in the homeowners’ product line on Sept. 15, 2010 and an overall 7.2% rate change in the personal auto product line on Oct. 1, 2010. Direct premiums written for the commercial segment increased 14.0%, as renewal business was up 15.5% and new business was up 3.6%. Farm direct premiums written grew by 3.3%, driven by a 6.4% increase in renewals offset by a 33.6% decrease in new business. Premiums for the marine segment were flat in the third quarter.

For the first nine months of 2010, direct premiums written increased 14.0% compared with the same period of 2009, with personal and commercial lines showing solid gains, farm showing a more modest gain and marine premiums declining slightly. Direct premiums written for the personal segment increased 15.0%, and direct premiums written for the commercial segment increased 18.0%, due mainly to strong new business growth supplemented by higher renewals. Farm direct premiums written increased 4.2%, driven by renewals growth offset by a decrease in new business, while direct premiums written for the marine segment were down 1.2% in the first nine months of 2010.

In the third quarter 2010, Fremont generated a loss and LAE ratio of 72.8% compared to 58.6% in the third quarter of 2009. The 2010 loss ratio was impacted by an increase in weather-related claims – primarily from wind and hail damage, higher losses in personal auto, and increased fire losses in the farm segment.

In the first nine months of 2010, Fremont generated a loss and LAE ratio of 69.8%, which was a modest increase from the 65.5% reported in the comparable period of 2009. The 2010 loss ratio was impacted by an increase in losses in personal auto as well as weather-related losses.

Fremont’s expense ratio for the third quarter 2010 decreased to 30.6% from 31.2% in the year-ago quarter. The decrease was a result of lower assessments from state-mandated pools and associations, a decrease in allowances to agents, and continued growth in net premiums earned. For the first nine months of 2010, the expense ratio increased to 33.0% from 31.9% in the first nine months of 2009, due primarily to increased legal expenses.

Net investment income decreased in the third quarter 2010 to $388,000, compared to $534,000 in 2009. The decrease was a result of realized gains from sales which have occurred over the past two years, and which are excluded from gross investment income. During the third quarter, sales and maturities of fixed income securities generated realized gains of $1.4 million. Also during the quarter, sales of equity securities generated realized gains of approximately $28,000. For the first nine months of 2010, net investment income was $1.2 million, down 15.7% from $1.5 million a year ago. The decrease in net investment income was primarily a result of realized gains from sales that have occurred over the past two years and was partially offset by increased dividend income from the equity portfolio.

Dunning concluded: “As we survey the economic conditions in our state, we see reason for optimism as we continue to execute our strategic plan and grow our business in Michigan and beyond. We will continue to rely on our dedicated team of experienced associates and independent agents, who have supported the Company during the recent downturn, and who will be important sources of support as we move forward.

“With regard to recent SEC filings by certain shareholders, we issued a news release on Oct. 14, 2010 indicating that the Board of Directors had asked its previously appointed Special Committee to review the matter and make an appropriate recommendation to the Board on what it believes to be in the best interests of all shareholders and the Company. The Special Committee is undertaking a careful examination of the issues in fulfillment of its fiduciary duties and will make a recommendation when it is feasible to do so. In the meantime, we will continue to operate Fremont in a way that enhances shareholder value.”

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

Fremont Michigan InsuraCorp, Inc. and Subsidiary

Consolidated Statements of Operations (Unaudited)

Consolidated Statement of Income (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Direct premiums written	$20,313,328	$17,979,342	$56,646,898	$49,698,844

Net premiums written	$16,800,160	$15,120,470	$46,838,616	$41,473,505

Revenues
Net premiums earned	$15,059,899	$13,561,708	$43,608,316	$39,580,197
Net investment income	388,147	533,649	1,242,297	1,473,814
Net realized gains on investments	1,404,816	51,974	2,626,824	263,468
Other income	160,217	163,478	471,939	486,829

Total revenues	17,013,079	14,310,809	47,949,376	41,804,308
Expenses
Loss and LAE	10,965,808	7,940,906	30,447,540	25,935,476
Policy acquisition and other underwriting expenses	4,605,975	4,237,706	14,398,439	12,608,286

Total expenses	15,571,783	12,178,612	44,845,979	38,543,762
Income before federal income tax expense	1,441,296	2,132,197	3,103,397	3,260,546
Federal income tax expense	443,753	664,312	916,086	929,846

Net income	$997,543	$1,467,885	$2,187,311	$2,330,700

Earnings per share
Basic	$.56	$.84	$1.24	$1.33
Diluted	$.55	$.82	$1.21	$1.31

Fremont Michigan InsuraCorp, Inc. and Subsidiary

Consolidated Balance Sheets (Unaudited)

September 30, 2010 and December 31, 2009

Consolidated Balance Sheets

(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Investments:
Fixed maturities available for sale, at fair value	$58,698,879	$56,483,580
Equity securities available for sale, at fair value	16,769,379	11,183,580
Mortgage loans on real estate from related parties	233,836	239,303

Total investments	75,702,094	67,906,463
Cash and cash equivalents	6,848,776	7,063,679
Premiums due from policyholders, net	11,896,753	10,087,998
Receivable from sale of investments	11,914,817	—
Amounts due from reinsurers	9,541,258	7,859,452
Prepaid reinsurance premiums	2,486,184	1,856,343
Accrued investment income	513,779	600,648
Deferred policy acquisition costs	4,394,054	3,913,551
Deferred federal income taxes	2,870,194	3,155,625
Property and equipment, net of accumulated depreciation	3,561,267	2,787,134
Other assets	43,715	33,175

	$129,772,891	$105,264,068

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$26,233,133	$21,331,243
Unearned premiums	32,652,233	28,886,128
Reinsurance funds withheld and premiums ceded payable	67,958	96,697
Accrued expenses and other liabilities	21,560,607	8,905,213

Total liabilities	80,513,931	59,219,281

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,773,567 and 1,749,032 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	9,631,339	9,037,405
Retained earnings	38,205,414	36,332,648
Accumulated other comprehensive income	1,422,207	674,734

Total stockholders’ equity	49,258,960	46,044,787

Total liabilities and stockholders’ equity	$129,772,891	$105,264,068